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Genta Acquires C-Myb Antisense Drug

Clinical -Stage Compound Targets a Key Cancer Control Gene

BERKELEY HEIGHTS, NJ – December 3, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced that it has acquired world-wide rights from Temple University to intellectual property and technology, and a novel antisense compound (LR3001) that targets c- myb, a central gene that regulates the growth of cancer cells. LR3001 was developed at Temple and has been tested in two Phase 1 clinical trials at the University of Pennsylvania in patients with drug-resistant myeloid leukemia. To date, clinical investigations have been supported by grants from the National Institutes of Health, including the Rapid Access to Investigational Drugs (RAID) program. A request for designation of LR3001 as an Orphan Drug for the treatment of chronic myelocytic leukemia (CML) has been submitted to the U.S. Food and Drug Administration.

“C- myb was one of the first oncogenes to be characterized, and it is believed to play a central role in the growth and differentiation of cancer cells,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Target selection is probably the most critical factor for the success of antisense in specific diseases. The role of c- myb in regulation of early stem cells is well established, and its targeting represents an important new opportunity for our RNA/DNA Medicines Program.”

“I have known the oncology team at Genta for many years, and I believe they are ideally positioned to accelerate the development of this compound,” said Dr. Alan M. Gewirtz, Professor of Medicine at the University of Pennsylvania. “I very much look forward to collaborating with Genta on this important clinical project.” Dr. Gewirtz is a scientific leader in applications of oligonucleotides to understanding the regulation of cancer genes. His scientific work led to the development of LR3001, and he was instrumental in getting the drug into early clinical trials.

Information about c-myb and LR3001

C-myb is a protein that binds DNA and acts as a transcription factor to regulate the function of a number of genes that are involved in the growth and differentiation of primitive cells. Genes that are up-regulated by c-myb include Bcl-2, Bcl-XL, c- myc, cyclin A1, cyclin D1, cdc2, and COX2. Over-expression of c- myb blocks differentiation, promotes proliferation, and decreases apoptosis. C- myb is expressed in early blood cells, and in neoplastic diseases that include cancers of the breast, pancreas and colon, malignant melanoma, and neuroblastoma.

A general review of c-myb biology and targeting can be obtained at:http://www.nature.com/cgi-taf/DynaPage.taf?file=/onc/journal/v18/n19/abs/1202785a.html&dynoptions=doi1100714850, and more broadly in the Proceedings from the Second International Workshop on Myb Proteins, published in Blood Cells, Molecules and Diseases 27:407-488, 2001. The initial clinical report regarding ex- vivo use of LR3001 during bone marrow transplantation can be retrieved at: http://www.bloodjournal.org/cgi/content/full/99/4/1150.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated